Exhibit 99.1

NEWS RELEASE

Contact: Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780

For release: February 2, 2004	Financial media

Otter Tail Corporation announces 2003 earnings and approves dividend increase

     Otter Tail Corporation (Nasdaq: OTTR) announced financial results for the year ended December 31, 2003 reporting net income of $39.7 million compared with $46.1 million for 2002. Diluted earnings per share were $1.51 for 2003 compared with $1.79 for 2002. Consolidated revenues grew 16.5% to $753.2 million in 2003 compared with $646.3 million in 2002.

     “Consolidated results were consistent with our earnings guidance set forth at the end of the second quarter. The electric utility performed exceptionally well, primarily due to excellent wholesale sales and strong operational performance of the company-owned generating plants,” said Otter Tail Corporation’s President and Chief Executive Officer John Erickson.

     “Several nonelectric companies also had solid performance, although consolidated performance was mixed. In our nonelectric operations, we experienced the impact of tighter margins, increased competition and economic uncertainty,” Erickson said. “We worked hard to address the challenges facing our companies and believe these efforts will lead to stronger results as the general economy and specific industry conditions improve.”

     Erickson says dividend payments will again increase in 2004. “I am pleased to announce our Board of Directors has increased our dividend payment for the 29th consecutive year. The payment in 2003 was $1.08 per share and the indicated annual rate for 2004 is $1.10 per share,” he said.

Segment performance summary

Electric
     Net income in the electric segment increased by 6.8% in 2003 to $34.1 million compared with $32.0 million in 2002. Retail revenues in 2003 were $217.6 million compared with $207.0 million in 2002. The $10.6 million increase in retail revenue is due to the recovery of increased fuel and purchased power costs through rate adjustment mechanisms. Although 2003 retail kilowatt-hour sales showed a small increase of 0.7%, the increase was offset by slight reductions in sales of higher priced electric services. The electric segment also experienced a $1.7 million increase in other electric revenues primarily related to increases in steam sales and transmission charges offset by a decrease in work performed for other utilities. Wholesale energy revenues increased 61% between the years due to an increase in wholesale megawatt-hour sales of 24.2% and an increase in revenue per megawatt-hour sold of 36.1%, resulting in a $5.9 million increase in wholesale energy gross margins. Wholesale energy results were also impacted due to the requirement of recognizing the market value of certain contracts for forward purchases and sales of energy in net income. The impact of this resulted in the recognition of $1.2 million of after tax net unrealized gains in the 4th quarter of 2003, all of which is expected to be realized within the first six months of 2004. Electric operating and maintenance expenses increased $6.6 million due to increases in employee benefit costs, insurance costs and outside services related to electric line maintenance.

Plastics
     Net income for the plastics segment decreased to $2.0 million in 2003 from $5.7 million in 2002. Although pounds of PVC pipe sold decreased by 4.2% in 2003, revenues increased by 3.7% due to an 8.2% increase in PVC pipe prices. The increase in PVC pipe prices was more than offset by a 26.3% increase in the average price of PVC resin (a raw material used in production of PVC pipe).

Manufacturing
     Net income for the manufacturing segment was $3.9 million for 2003 compared with $4.5 million for 2002. Revenues increased $35.4 million to $177.8 million in 2003 compared with $142.4 million in 2002. The corporation’s waterfront equipment manufacturer acquired in 2002 delivered $25.7 million in increased revenues and $1.1 million in increased net income to the manufacturing segment. The corporation’s manufacturer of thermoformed plastics and horticultural products also had an excellent year in 2003, recording $7.9 million in increased revenue and a $1.1 million increase in net income. Revenues from the corporation’s metal stamping business and manufacturer of frame racks for the auto body shop industry increased $2.8 million and net income increased $607,000. Net income from the corporation’s manufacturers of wind towers and structural steel products decreased $3.4 million.

Health services
     Net income from health services was $2.5 million for 2003 compared with $4.6 million in 2002. Revenues increased $7.5 million to $100.9 million in 2003 compared with $93.4 million for 2002. The revenue increases were a result of increased scans in the mobile imaging business, higher equipment sales and recent acquisitions. These increases were more than offset by increases in operating expenses of $10.9 million, resulting in the $2.1 million decrease in net income. The company that sells and services medical diagnostic and monitoring equipment had an excellent year financially, but the results from imaging services were disappointing, primarily due to overly aggressive growth combined with subsequent integration challenges. Management continues to address the cost structure of the diagnostic imaging operations and hired a new president/chief operating officer in the fourth quarter of 2003 to lead the imaging part of the health services segment. In December 2003, the DMS Health Group renewed its five-year dealership agreement with Philips Medical Systems.

Other business operations
     Net losses for the other business operations segment increased to $2.9 million in 2003 compared to a $0.6 million net loss in 2002. Other business revenues increased $37.4 million as a result of increases in revenues of $13.8 million related to natural gas sales, $21.4 million from the construction companies, of which $7.9 million relates to the acquisition in November 2003, and $2.3 million from the transportation company related to increased brokerage activity in 2003. Losses at the energy services company decreased by $0.8 million in 2003. Decreased net income from construction companies owned more than one year, unallocated corporate overhead costs related to increased employee benefit costs and increases in self insurance costs and a write off of an impaired investment were the main contributors to the decrease in net income from other business operations in 2003.

Fourth quarter results

     Diluted earnings per share for the fourth quarter of 2003 were $0.36 compared with $0.48 for the fourth quarter of 2002. Revenues for the fourth quarter of 2003 were $200.1 million compared with $174.7 million for the same period one year ago. Operating income for the fourth quarter of 2003 was $15.6 million compared with $20.6 million for the fourth quarter of 2002. All segments, except plastics, showed decreases in net income in the fourth quarter of 2003 compared with the fourth quarter of 2002. A reduction in wholesale energy margins between the quarters and reductions in non-operating income were the main contributing factors to a $1.8 million reduction in net income from electric operations. An increase in self insurance costs, unallocated corporate overhead charges related to increased employee benefit costs and a write off of an impaired investment were the main reasons for a $1.2 million reduction in net income from other business operations in the fourth quarter of 2003.

     As a result of increased returns on qualified pension plan assets in 2003; the corporation recorded a reduction to its minimum pension liability in the fourth quarter of 2003 that resulted in an increase to stockholders’ equity of $7.6 million. This adjustment did not impact net income. The qualified plan meets the requirements of ERISA’s funding rules and does not require any cash contributions at this time.

Dividend increase for 2004

     On February 2, Otter Tail Corporation’s Board of Directors increased the quarterly dividend on the corporation’s common stock to $0.275 per share, up from $0.27 per share paid in the fourth quarter of 2003. This dividend, payable March 10, 2004 to shareholders of record on February 13, 2004, marks the 29th consecutive annual dividend increase for the corporation. The board also declared quarterly dividends on the corporation’s four series of preferred stock, payable March 1, 2004 to shareholders of record on February 13, 2004.

2004 expectations

     Looking ahead to 2004, Otter Tail Corporation anticipates diluted earnings per share to be in a range from $1.55 to $1.70. The corporation does not expect the electric segment results to equal those of 2003. The corporation expects the electric segment to have a solid year financially with earnings returning to historical levels.

     The increase in projected earnings for 2004 is expected to come from the nonelectric operations through internal growth and acquisitions. Acquisitions completed in the last two years and recent investments to expand capacity in nonelectric operations are expected to contribute to the earnings growth in 2004. While the corporation does not expect the business conditions that contributed to decreased income in the plastics, manufacturing and health services segment in 2003 to continue in 2004, the uncertainty of the economy and the Production Tax Credit in the wind energy business, the impact of steel pricing and a potential increase in interest rates could impact the corporation’s earnings guidance for 2004.

     The corporation anticipates investing approximately $41 million in capital expenditures during 2004 in addition to future acquisitions.

     In order to maintain a balanced capital structure consistent with the risk profile of the corporation’s diversified mix of businesses, the corporation began to issue new shares of common stock in January 2004 to meet the requirements of its dividend reinvestment program and employee stock purchase plan rather than purchasing shares for these programs in the open market as it has done in the past. The corporation estimates this change will generate approximately $9 million in equity funding in 2004.

About the corporation

     Otter Tail Corporation is headquartered in Fergus Falls, Minnesota, and Fargo, North Dakota. It has interests in the electric utility, health services, plastics, manufacturing, construction, transportation, telecommunications, energy services and entertainment industries. Otter Tail Corporation stock trades on The Nasdaq Stock Market® under the symbol OTTR. The latest investor and other corporate information are available at www.ottertail.com.

Forward-looking statements

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to a number of factors including, but not limited to, the corporation’s ongoing involvement in diversification efforts, the timing and scope of deregulation and open competition, market valuations of forward energy contracts, growth of electric revenues, impact of the investment performance of the utility’s pension plan, changes in the economy, governmental and regulatory action, weather conditions, fuel and purchased power costs, environmental issues, resin prices, and other factors discussed from time to time in reports the corporation files with the Securities and Exchange Commission.

See Otter Tail Corporation’s results for the quarters and years ended December 31, 2003 and 2002 on the attached spreadsheet.

Otter Tail Corporation
Consolidated Statements of Income
For the three and twelve months ended December 31, 2003 and 2002
In thousands, except share and per share amounts

	Quarter Ended December 31		Year to date - December 31
	2003	2002	2003	2002
Operating revenues by segment
Electric	$66,196	$64,056	$267,494	$244,005
Plastics	20,013	20,282	86,009	82,931
Manufacturing	44,455	40,744	177,805	142,390
Health services	27,775	25,649	100,912	93,420
Other business operations	41,699	23,944	121,019	83,591

Total operating revenues	200,138	174,675	753,239	646,337
Operating expenses
Fuel and purchased power	24,200	19,598	87,165	75,037
Nonelectric cost of goods sold	103,036	80,828	372,734	286,253
Electric operating and maintenance expense	23,608	23,840	96,582	89,957
Nonelectric operating and maintenance expense	21,905	18,811	79,636	70,160
Depreciation and amortization	11,753	11,043	45,962	42,613

Total operating expenses	184,502	154,120	682,079	564,020
Operating income (loss) by segment
Electric	11,777	14,291	57,537	53,879
Plastics	(343)	208	4,013	10,841
Manufacturing	1,945	2,850	8,133	9,477
Health services	1,797	2,218	5,248	8,654
Other business operations	460	988	(3,771)	(534)

Total operating income	15,636	20,555	71,160	82,317
Interest charges	4,527	4,657	17,866	17,845
Other income—net	17	534	1,292	1,717
Income taxes	1,727	3,805	14,930	20,061
Net income (loss) by segment
Electric	7,611	9,387	34,146	31,980
Plastics	(245)	(299)	2,019	5,668
Manufacturing	1,227	1,348	3,885	4,524
Health services	887	1,042	2,464	4,555
Other business operations	(81)	1,149	(2,858)	(599)

Total net income	9,399	12,627	39,656	46,128
Preferred stock dividend	183	184	735	736

Balance for common	$9,216	$12,443	$38,921	$45,392

Average common shares outstanding
Basic	25,719,369	25,589,413	25,673,130	25,175,554
Diluted	25,875,910	25,780,649	25,826,122	25,396,809
Earnings per share
Basic	$0.36	$0.49	$1.52	$1.80
Diluted	$0.36	$0.48	$1.51	$1.79

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands

	December 31,	December 31,
	2003	2002
Current assets
Cash and cash equivalents	$7,305	$9,937
Accounts receivable:
Trade—net	107,634	81,670
Other	7,830	1,466
Inventories	56,966	44,154
Deferred income taxes	3,532	4,487
Accrued utility revenues	14,866	11,633
Costs and estimated earnings in excess of billings	4,591	5,529
Other	10,385	5,337

Total current assets	213,109	164,213

Investments and other assets	35,987	36,135
Goodwill—net	72,556	64,557
Intangibles—net	7,096	5,592
Deferred debits:
Unamortized debt expense and reacquisition premiums	8,081	8,895
Regulatory assets	14,669	10,238
Other	1,600	1,220

Total deferred debits	24,350	20,353

Plant
Electric plant in service	875,364	835,382
Nonelectric operations	193,858	178,656

Total	1,069,222	1,014,038
Less accumulated depreciation and amortization	474,318	467,759

Plant—net of accumulated depreciation and amortization	594,904	546,279
Construction work in progress	17,894	41,607

Net plant	612,798	587,886

Total	$965,896	$878,736

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands

	December 31,	December 31,
	2003	2002
Current liabilities
Short-term debt	$30,000	$30,000
Current maturities of long-term debt	9,718	7,690
Accounts payable	83,338	52,430
Accrued salaries and wages	14,677	18,194
Accrued federal and state income taxes	4,152	—
Other accrued taxes	10,491	10,150
Other accrued liabilities	10,003	5,760

Total current liabilities	162,379	124,224
Pensions benefit liability	16,919	20,484
Other postretirement benefits liability	23,230	20,382
Other noncurrent liabilities	11,102	7,840
Deferred credits
Accumulated deferred income taxes	101,596	94,147
Accumulated deferred investment tax credit	11,630	12,782
Regulatory liabilities	22,399	9,133
Other	2,061	2,550

Total deferred credits	137,686	118,612
Capitalization
Long-term debt	265,193	258,229
Cumulative preferred shares	15,500	15,500
Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—
Common shares, par value $5 per share	128,619	127,961
Premium on common shares	26,515	24,135
Unearned compensation	(3,313)	(1,946)
Retained earnings	186,495	175,304
Accumulated other comprehensive loss	(4,429)	(11,989)

Total common equity	333,887	313,465
Total capitalization	614,580	587,194
Total	$965,896	$878,736